Exhibit 99.1 FOR IMMEDIATE RELEASE
NYSE: SRX

Contacts:

Stuart Davis	Stephen Hughes
Vice President & Director, Investor Relations	Executive Vice President & CFO
(703) 502-7731	(703) 227-7010
Stuart_Davis@sra.com	Steve_Hughes@sra.com

SRA International, Inc. to Acquire Spectrum Solutions Group

Fairfax, Virginia, October 13, 2005 — SRA International, Inc. (NYSE: SRX), a leading provider of information technology services and solutions to the federal government, today announced the signing of a definitive agreement to acquire Spectrum Solutions Group, Inc., a privately-held provider of enterprise solutions to the federal government.

Founded in November 2002, Spectrum focuses on achieving organizational improvement through the application of enterprise solutions, such as Oracle and PeopleSoft applications and technologies. Spectrum serves customers throughout the federal government, including the Departments of Homeland Security and Health and Human Services. Spectrum has more than 90 full-time employees who have performed more than 100 implementations of PeopleSoft applications, Oracle applications, and Oracle core technology products. The Company generated revenue of about $15 million during the previous twelve months.

Renny DiPentima, SRA President and Chief Executive Officer, said, “We are pleased to welcome the employees and customers of Spectrum to SRA. Spectrum significantly enhances our qualifications and capabilities in the emerging enterprise resource planning (ERP) market for the federal government and enables us to serve our customers looking to modernize, consolidate, and unify their financial, human resources, and supply chain management systems. We see ERP implementation as a major trend in the federal government, and this acquisition positions us well for significant bid opportunities over the coming year. We know Spectrum well as a partner supporting the Financial Management Line of Business Center of Excellence within the Department of Transportation. They bring the trained people and proven methodologies critical to enterprise systems implementation, integration, deployment, and maintenance engagements.”

Commenting on the sale, Pat Sidhu, Spectrum Co-Founder and Chief Executive Officer, said, “By combining with SRA, we can create a dominant company in the federal ERP market. We share a common culture and a common vision for growing this business. Sonu Singh, Co-Founder and President, our management team, and I are excited about the opportunities that we can offer to our employees and customers by joining with SRA. We are already working together on a number of promising opportunities within the federal government.”

- more -

SRA International, Inc., Corporate Headquarters: 4300 Fair Lakes Court, Fairfax, Virginia 22033 Phone 703.803.1500 Fax 703.803.1509

SRA can be found on the Internet at www.sra.com

The terms of the transaction were not disclosed. The transaction is subject to customary closing conditions and should be completed within about one month.

SRA Executive Vice President and Chief Financial Officer, Steve Hughes stated, “We expect that this strategic merger will provide enhanced potential growth for SRA and will be immediately accretive to Diluted EPS. We continue to build a solid balance sheet to pursue additional acquisitions.”

About SRA International, Inc.

SRA is a leading provider of information technology services and solutions — including strategic consulting; systems design, development, and integration; and outsourcing and managed services — to clients in national security, civil government, and health care and public health markets. The Company also delivers business solutions for text and data mining, contingency and disaster response planning, information assurance, environmental strategies, enterprise systems management, and wireless integration.

FORTUNE® magazine has chosen SRA as one of the “100 Best Companies to Work For” for six consecutive years. In 2005, BusinessWeek selected SRA as one of its “Hot Growth” companies and as an Info Tech 100 Company. The Company’s 4,600 employees serve clients from its headquarters in Fairfax, Virginia, and offices across the country. For additional information on SRA, please visit www.sra.com.

About Spectrum Solutions Group, Inc.

Spectrum is a leading information technology consultancy specializing in deploying technology to drive organizational performance. Spectrum’s mission is to improve the quality and timeliness and lower the cost of administering organizational processes for federal government customers by leveraging information technology. Spectrum’s principal specialties include Oracle and PeopleSoft applications and technology, data warehousing, and Oracle core technology solutions.

Any statements in this press release about future expectations, plans, and prospects for SRA, including statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: our dependence on our contracts with federal government agencies, particularly within the U.S. Department of Defense, for substantially all of our revenue, our dependence on our GSA schedule contracts and our position as a prime contractor on government-wide acquisition contracts to grow our business, and other factors discussed in our latest annual report on Form 10-K filed with the SEC on September 13, 2005. In addition, the forward-looking statements included in this press release represent our views as of October 13, 2005. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to October 13, 2005.

#  #  #

All company, brand, or product names mentioned herein are or may be trademarks or registered trademarks of the company with which they are associated.